Exhibit 10.4
SECOND AMENDMENT TO LEASE
     SECOND AMENDMENT TO LEASE dated as of this 13th day of September, 2010, by and between BP RESERVOIR PLACE LLC, a Delaware limited liability company (successor-in-interest to Boston Properties Limited Partnership) (“Landlord”) and Constant Contact, Inc., a Delaware corporation (“Tenant”).
RECITALS
     By Lease dated May 29, 2009 (as amended by the instrument described below, the “Lease”), Landlord did lease to Tenant and Tenant did hire and lease from Landlord certain premises containing 83,379 square feet of rentable floor area (the “Rentable Floor Area of the Initial Premises”) on the third floor of the building (the “Building”) known as and numbered Reservoir Place Main, 1601 Trapelo Road, Waltham, Massachusetts (referred to herein as the “Initial Premises”).
     Article XVII of the Lease provides for portions of the second (2nd) and third (3rd) floors of the Building, compromising an additional 52,844 rentable square feet (collectively defined in the Lease as the “Must Take Premises” and individually defined in the Lease as “Premises Components”), to be incorporated into the Premises at the times and upon the terms set forth in the Lease.
     By First Amendment to Lease dated as of May 3, 2010 (the “First Amendment”), Landlord and Tenant acknowledged those Premises Components which had previously been delivered to Tenant, acknowledged certain Premises Components which were scheduled to be delivered to Tenant and amended the Lease with regard to the process for adding Premises Components to the Premises.
     Landlord and Tenant have agreed to increase the size of the Premises by adding thereto an additional 4,371 square feet of rentable floor area (the “Rentable Floor Area of the Second Amendment Additional Premises”) located on the second floor of the Building, which space is shown on Exhibit A attached hereto and made a part hereof (the “Second Amendment Additional Premises”) upon all of the same terms and conditions contained in the Lease except as otherwise provided in this Second Amendment to Lease (the “Second Amendment”).
     Landlord and Tenant are entering into this instrument to set forth said leasing of the Second Amendment Additional Premises and to amend the Lease.
     NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:
1.	Effective as of the “Second Amendment Additional Premises Commencement Date” (as defined in Section 2 hereof), the Second Amendment Additional Premises shall constitute a part of the “Premises” demised to Tenant under the Lease, so that the “Premises” (as defined in Section 1.2 of the Lease), shall include the Second Amendment Additional Premises.
2.	The following definitions are added to Section 1.2 of the Lease immediately after the definition of “Commencement Date”:

SECOND AMENDMENT ADDITIONAL PREMISES SCHEDULED TERM COMMENCEMENT DATE:	December 1, 2010

SECOND AMENDMENT ADDITIONAL PREMISES COMMENCEMENT DATE:	The earlier to occur of (a) the date on which the Second Amendment Additional Premises are “Substantially Complete” as defined in Exhibit B attached hereto and (b) the date which Tenant commences beneficial use of the Second Amendment Additional Premises.
3.	The Term of the Lease for the Initial Premises, the Second Amendment Additional Premises and the Premises Components leased as of the date hereof shall be coterminous and the extension option set forth in Section 3.2 of the Lease shall apply collectively to the Initial Premises, the Second Amendment Additional Premises and the Premises Components.

4.	(A) Annual Fixed Rent for the Initial Premises and the Premises Components leased as of the date hereof shall continue to be payable as set forth in the Lease as amended.

(B) Commencing on the Second Amendment Additional Premises Commencement Date, Annual Fixed Rent for the Second Amendment Additional Premises shall be payable at the annual rate of $128,070.30 (being the product of (i) $29.30 and (ii) the Rentable Floor Area of the Second Amendment Additional Premises (being 4,371 square feet)).

5.	For the purposes of computing Tenant’s payments for the Tax Excess pursuant to Section 6.3 of the Lease, Tenant’s payments for the Operating Cost Excess pursuant to Section 7.6 of the Lease and Tenant’s payments for electricity (as determined pursuant to Sections 5.2 of the Lease), for the portion of the Term on and after the Second Amendment Additional Premises Commencement Date the Rentable Floor Area of the Second Amendment Additional Premises (being 4,371 square feet) shall be included in the “Rentable Floor Area of the Premises”. Further, the Second Amendment Additional Premises shall be deemed a Premises Component for the purposes of the calculation of such payments.

6.	For the purposes of computing Tenant’s payments for the Tax Excess pursuant to Section 6.3 of the Lease for the Second Amendment Additional Premises commencing on the

Second Amendment Additional Premises Commencement Date, the definition of “Base Taxes” contained in Section 6.2 of the Lease shall be supplemented by adding the following thereto:

BASE TAXES:	With respect to the Second Amendment Additional Premises, Landlord’s Tax Expenses (as defined in Section 6.2 of the Lease) for fiscal tax year 2011, being the period from July 1, 2010 through June 30, 2011.
Such definition shall remain unchanged for such purposes with respect to the Initial Premises and any other Premises Component.
7.	For the purposes of computing Tenant’s payments for the Operating Cost Excess pursuant to Section 7.6 of the Lease for the Second Amendment Additional Premises commencing on the Second Amendment Additional Premises Commencement Date, the definition of “Base Operating Expenses” contained in Section 7.5 of the Lease shall be supplemented by adding the following thereto:

BASE OPERATING EXPENSES:	With respect to the Second Amendment Additional Premises, Landlord’s Operating Expenses (as defined in Section 7.5 of the Lease) for calendar year 2011, being the period from January 1, 2011 through December 31, 2011.
Such definition shall remain unchanged for such purposes with respect to the Initial Premises and any other Premises Component.
8.	Landlord agrees to perform the work for and respecting the Second Amendment Additional Premises in accordance with the Work Letter attached hereto as Exhibit B.
9.	Effective as of the Second Amendment Additional Premises Commencement Date, the definition of “Number of Parking Privileges” contained in Section 1.2 of the Lease shall be supplemented with the following:
With respect to the Second Amendment Additional Premises, privileges for fifteen (15) automobiles, five (5) of which are located in the garage below the Building and ten (10) of which are located on the outdoor surface lot, subject to and in accordance with Article X of the Lease.
10.	(A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Second Amendment other than McCall and Almy (the “Broker”); and in the event any claim is made against Landlord relative to dealings by Tenant with brokers other than the Broker, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.
(B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Second Amendment other than the Broker; and in the event any claim is made against Tenant relative to dealings by Landlord with brokers other than the Broker, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord shall be solely responsible for the payment of any commissions due to the Broker on account of the transaction contemplated by this Second Amendment pursuant to separate agreement with said Broker.
11.	Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Lease.
12.	Except as herein amended the Lease shall remain unchanged and in full force and effect. All references to the “Lease” shall be deemed to be references to the Lease as amended by the First Amendment and as herein amended.

EXECUTED as a sealed instrument as of the date and year first above written.

WITNESS:	LANDLORD: BP RESERVOIR PLACE LLC
	By:	Boston Properties Limited Partnership, its sole manager

By:	Boston Properties, Inc., its general partner

By:	/s/ David C. Provost
	Name:	David C. Provost
	Title:	Senior Vice President

TENANT:

ATTEST:		CONSTANT CONTACT, INC.

By:	/s/ Robert P. Nault Name: Robert P. Nault	By:	/s/ Robert D. Nicoson Name: Robert D. Nicoson
	Title: Secretary		Title: Vice President Hereto Duly Authorized

By:	/s/ Gail F. Goodman
	Name:	Gail F. Goodman
	Title:	CEO Hereto Duly Authorized

EXHIBIT A
SECOND AMENDMENT ADDITIONAL PREMISES

1601 TRAPELO ROAD - 2ND FLOOR
WALTHAM, MASSACHUSETTS

FIT PLAN: F-2

PROJECT NO.: 2010.238 | DATE: 07/06/10

VISNICK & CAULFIELD ASSOCIATES, INC.
ARCHITECTS & INTERIOR DESIGNERS
500 BOYLSTON STREET, FLOOR 2
BOSTON, MASSACHUSETTS 02116

8'–8"

EXHIBIT B
WORK LETTER
1.1	Substantial Completion
(A)	Plans and Construction Process.
(1)	Tenant Plans. On or before September 9, 2010 (the “Tenant Plans Date”), Tenant shall deliver to Landlord a full set of construction plans and specifications for the Landlord’s Work in the Second Amendment Additional Premises, such plans and specifications to be (i) prepared by an architect licensed by the Commonwealth of Massachusetts and reasonably approved by Landlord (Landlord hereby approving Visnick & Caulfield) and (ii) in suitable form for filing with an application for a building permit with the City of Waltham. Such plans and specifications (the “Tenant Plans”) shall contain at least the information required by, and shall conform to the requirements of, Exhibit C. Landlord shall not unreasonably withhold, delay or condition its consent to the Tenant Plans provided that the same contain at least the information required by, and shall conform to the requirements of, Exhibit C; provided further, however, that notwithstanding the requirement that Landlord act reasonably, Landlord’s determination of matters relating to aesthetic issues relating to alterations or changes visible outside the Premises shall be in Landlord’s sole discretion.

In connection with the foregoing, it is understood and agreed that Landlord intends to file for a building permit no later than September 15, 2010 based on the Tenant Plans to be submitted by Tenant on or before the Tenant Plans Date in order to commence and complete construction of the Landlord’s Work in the Second Amendment Additional Premises on or before the Second Amendment Additional Premises Scheduled Term Commencement Date, and any delay caused by the need to amend the application for a building permit as the result of modification to the Tenant Plans after the Tenant Plans Date shall be deemed to be a Tenant Delay (as that term is defined in subsection (C) below) for the purposes of this Exhibit B.
(2)	Development of Tenant Plans and Pricing and Delivery Date. It is Tenant’s goal to obtain Landlord’s approval of the Tenant Plans by or shortly after the Tenant Plans Date. To that end, Tenant anticipates submitting to Landlord for review and approval prior to the Tenant Plans Date various early iterations of floor plans, schematic plans and specifications to solicit Landlord’s input as to the plans themselves as well as pricing and construction schedule. Landlord shall not unreasonably withhold, condition or delay its approval of Tenant’s submissions provided that the same depict leasehold improvements of a nature and scope consistent with the current build-out of the Initial Premises or with that customarily found in typical Class A office space in the Central Suburban 128 Market; provided, however, that notwithstanding the requirement that Landlord act reasonably, Landlord’s determination of matters relating to aesthetic issues relating to alterations or changes visible outside the Premises shall be in Landlord’s sole discretion. During this period, Landlord shall also assist Tenant in developing pricing information relating to Tenant’s proposed improvements and estimating the construction period for the proposed improvements, including identifying any long lead-time items.
(3)	Landlord’s Review. Landlord agrees to respond to the Tenant Plans and all earlier iterations thereof submitted under Section 1.1(A)(2) above within eight (8) business days after receipt thereof. If Landlord disapproves any of the foregoing, it shall do so in writing and with reasonable detail and then Tenant shall have the plans revised by its architect to incorporate all reasonable objections and conditions presented by Landlord and resubmitted to Landlord. Such process shall be followed until the Tenant Plans shall have been approved by Landlord. Landlord shall respond to the resubmission of any plans by Tenant within three (3) business days of Landlord’s receipt thereof (or such longer time as may be reasonably necessary in the case of a major redesign).

In connection with its review and approval of the Tenant Plans, Landlord shall within its eight (8) business day review period reasonably estimate a proposed date by which it expects to achieve “Substantial Completion” (as hereinafter defined). Landlord shall provide a reasonably detailed construction schedule with its notification to Tenant, and at such time shall also identify and notify Tenant of any items contained in the Tenant Plans which Landlord then reasonably believes will constitute long lead items. Landlord will give to Tenant Landlord’s best, good faith estimate of the period(s) of any delay which would be caused by a long-lead item. On or before the Authorization to Proceed Date (as that term is defined in Section 1.1(B)(2) below), Tenant shall have the right to either (a) revise the Tenant Plans to eliminate any such long-lead item or (b) authorize Landlord to construct the Landlord’s Work in the Second Amendment Additional Premises in accordance with the approved Tenant Plans including any such long-lead items (any such approved long-lead items being hereinafter called “Tenant Approved Long Lead Items”). Tenant acknowledges that certain Tenant Approved Long Lead Items may still delay completion of the Landlord’s Work in the Second Amendment Additional Premises and thus result in a Tenant Delay even if Tenant does authorize them on or before the Authorization to Proceed Date.

Landlord’s failure to respond to any Tenant Plans meeting the requirements of this Section 1.1(A) within the applicable time periods set forth herein shall be deemed to constitute Landlord’s approval thereof. To the extent that Landlord has previously approved a particular element shown in an earlier iteration of the Tenant Plans (or such element has been deemed approved by virtue of Landlord’s failure to respond to such

Tenant Plans within the applicable time period), Landlord shall not have the right to disapprove such element in any subsequent plans, provided that (i) such element has not been modified, (ii) such element was approved without objection or condition by Landlord in the earlier iteration of the plans, and (iii) in the case of plans that had been deemed approved, the element was shown in sufficient detail in the earlier iteration of the plans that Landlord could reasonably have responded to the same at the time.
(4)	General Matters. In connection with the foregoing, it is understood and agreed that Landlord’s approval under this Section 1.1(A) is given solely for the benefit of Landlord, and neither Tenant nor any third party shall have the right to rely upon Landlord’s approval of the Tenant Plans for any other purpose whatsoever. Without limiting the foregoing, Tenant shall be responsible for all elements of the design of the Tenant Plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of the Tenant Plans shall in no event relieve Tenant of the responsibility for such design. Landlord shall have no obligation to perform the Landlord’s Work in the Second Amendment Additional Premises until the Tenant Plans shall have been presented to it and approved by it. In addition, Tenant shall, on or before the Authorization to Proceed Date (as hereinafter defined), execute and deliver to Landlord any affidavits and documentation provided to Tenant by Tenant’s architect and/or engineers preparing the Tenant Plans and/or by Landlord, and required in order to obtain all permits and approvals necessary for Landlord to commence and complete the Landlord’s Work in the Second Amendment Additional Premises on a timely basis (“Permit Documentation”).
(B)	Construction Process
(1)	Pricing.

Within thirty (30) days after its approval of the Tenant Plans, Landlord shall furnish to Tenant a written estimate of all costs of the Landlord’s Work in the Second Amendment Additional Premises shown on such Tenant Plans, based on the pricing information that Landlord has gathered to date as part of the bid process described below. In connection with the foregoing, it is understood and agreed that Landlord and Tenant shall consult and jointly make the determination, each acting reasonably and in good faith, as to whether to bid the component of the Landlord’s Work in the Second Amendment Additional Premises as a Guaranteed Maximum Price “GMP” contract or a lump-sum contract based on the level of completion of the Tenant Plans (i.e. if such Tenant Plans are sufficiently detailed so that the project can be bid out at the subcontractor level).

Landlord shall have the right to select the general contractor who will perform the Landlord’s Work in the Second Amendment Additional Premises, subject to Tenant’s approval (not to be unreasonably withheld, conditioned or delayed). Landlord shall solicit bids from at least four (4) qualified general contractors licensed by the Commonwealth of Massachusetts as may be deemed appropriate by Landlord and Tenant, both acting reasonably and in good faith, with Landlord proposing at least three (3) of the general contractors and Tenant proposing one (1). When bids are solicited, upon the receipt of bids, Landlord shall prepare a bid format which compares each bid, and shall deliver such bid format, together with copies of the bids themselves to Tenant (together with Landlord’s designation of the bid Landlord intends to accept).
Notwithstanding the foregoing requirement that Tenant have the right to approve the general contractor selected by Landlord to perform the Landlord’s Work in the Second Amendment Additional Premises, Tenant may not object to the selection of any general contractor who will be able to complete the Landlord’s Work in the Second Amendment Additional Premises on or before the Second Amendment Additional Premises Scheduled Term Commencement Date and whose bid for the Landlord’s Work in the Second Amendment Additional Premises does not exceed the lowest bid received by more than ten percent (10%). In the event that Tenant does not approve of a general contractor selected by Landlord who can complete the Landlord’s Work in the Second Amendment Additional Premises on or before the Second Amendment Additional Premises Scheduled Term but whose bid exceeds the lowest received bid by more than ten percent (10%), any delay in the completion of the Landlord’s Work in the Second Amendment Additional Premises resulting from such failure to approve Landlord’s selected general contractor shall be deemed a Tenant Delay hereunder.
(2)	Authorization to Proceed Date.

Tenant shall, on or before five (5) business days following receipt by the Tenant of the final bid format (the “Authorization to Proceed Date”), give Landlord written authorization to proceed with Landlord’s Work in the Second Amendment Additional Premises in accordance with the approved Tenant Plans and the bid from the general contractor selected pursuant to the provisions of sub-section (B)(1) above (“Notice to Proceed”).
(3)	Change Orders.

Tenant shall have the right, in accordance herewith, to submit for Landlord’s approval change proposals subsequent to Landlord’s approval of the Tenant Plans and Tenant’s approval of the Tenant Plan Excess Costs, if any (each, a “Change Proposal”). Landlord agrees to respond to any such Change Proposal within ten (10) days after the submission thereof by Tenant, advising Tenant of any anticipated increase in costs (“Change Order Costs”) associated with such Change Proposal, as well as an estimate of any delay which would likely result in the completion of the

Landlord’s Work in the Second Amendment Additional Premises if a Change Proposal is made pursuant thereto (“Landlord’s Change Order Response”). With respect to Change Proposals for which a response cannot reasonably be developed within ten (10) days, Landlord shall within the ten-day response period advise Tenant of the steps necessary in order for Landlord to evaluate the Change Order Proposal and the date upon which Landlord’s Change Order Response will be delivered. Tenant shall have the right within five (5) days after receiving Landlord’s Change Order Response (or Landlord’s notice that a Change Proposal could not be evaluated within the ten-day response period set forth above) to then approve or withdraw such Change Proposal. If Tenant fails to respond to Landlord’s Change Order Response within such five (5) day period, such Change Proposal shall be deemed withdrawn. If Tenant approves such Change Proposal, then such Change Proposal shall be deemed a “Change Order” hereunder and if the Change Order is made, then the Change Order Costs associated with the Change Order shall be deemed additions to the Tenant Plan Excess Costs and shall be paid in the same manner as Tenant Plan Excess Costs are paid as set forth in Section 1.4.
(4)	Response to Requests for Information and Approvals.

Except to the extent that another time period is expressly herein set forth, each of Landlord and Tenant shall respond to any written request from the other for approvals or information in connection with Landlord’s Work in the Second Amendment Additional Premises, within three (3) business days of the responding party’s receipt of such request.
(5)	Time of the Essence.

Time is of the essence in connection with Landlord’s and Tenant’s obligations under this Section 1.1.
(C)	Tenant Delay
(1)	A “Tenant Delay” shall be defined as the following:
(a)	Tenant’s failure to deliver the Tenant Plans to Landlord and to provide all required Permit Documentation to Landlord on or before the Tenant Plans Date, or (except to the extent caused by a Landlord Delay, as hereinafter defined) to give authorization to Landlord to proceed with the Landlord’s Work in the Second Amendment Additional Premises on or before the Authorization to Proceed Date; or
(b)	Tenant’s failure timely to respond to any written request from Landlord within the time period specified therefor under this Exhibit B;
(c)	Tenant’s failure to pay the Tenant Plan Excess Costs in

accordance with Section 1.4;
(d)	Any delay due to Tenant Approved Long Lead Items;
(e)	Any delay due to Change Orders; or
(f)	Except to the extent caused by a Landlord Delay, any other delays caused by Tenant, Tenant’s contractors, architects, engineers or anyone else engaged by Tenant in connection with the preparation of the Second Amendment Additional Premises for Tenant’s occupancy, including, without limitation, utility companies and other entities furnishing communications, data processing or other service, equipment, or furniture.
In order to invoke a Tenant Delay, Landlord must advise Tenant in writing of the alleged Tenant Delay within two (2) business days after Landlord becomes aware thereof.
(2)	Tenant Obligations with Respect to Tenant Delays.
(a)	Tenant covenants that no Tenant Delay shall delay commencement of the Term with respect to the Second Amendment Additional Premises or the obligation to pay Annual Fixed Rent or Additional Rent, regardless of the reason for such Tenant Delay or whether or not it is within the control of Tenant or any such employee. Landlord’s Work in the Second Amendment Additional Premises shall be deemed substantially completed as of the date when Landlord’s Work in the Second Amendment Additional Premises would have been substantially completed but for any Tenant Delays, as determined by Landlord in the exercise of its good faith business judgment.
(b)	Tenant shall reimburse Landlord the amount, if any, by which the cost of Landlord’s Work in the Second Amendment Additional Premises is increased as the result of any Tenant Delay.
(c)	Any amounts due from Tenant to Landlord under this Section 1.1(C)(2) shall be due and payable within thirty (30) days of billing therefor, and shall be considered to be Additional Rent. Nothing contained in this Section 1.1(C)(2) shall limit or qualify or prejudice any other covenants, agreements, terms, provisions and conditions contained in the Lease, as amended.
(D)	Landlord Delay
A “Landlord Delay” shall mean Landlord’s failure timely to respond to any written request from Tenant within the time period specified therefor under this Exhibit B. In order to invoke a Landlord Delay, Tenant must advise Landlord in writing of the alleged

Landlord Delay within two (2) business days after Tenant becomes aware thereof.
(E)	Construction Management Fee
Landlord shall charge a construction management fee (the “Construction Management Fee”) for its management of the Landlord’s Work in the Second Amendment Additional Premises in an amount equal to four percent (4%) of the hard construction costs (but not design or other soft costs) of each separate component of the Landlord’s Work in the Second Amendment Additional Premises. The Construction Management Fee for any component of the Landlord’s Work in the Second Amendment Additional Premises shall be deducted from the Second Amendment Allowance as set forth in Section 1.5 below and/or paid by Tenant as part of Tenant Plan Excess Costs as set forth in Section 1.4 below.
1.2	Substantial Completion

(A) Subject to any prevention, delay or stoppage due to Landlord’s Force Majeure (as hereinafter defined) or attributable to any Tenant Delays, Landlord shall use reasonable speed and diligence in the construction of the Landlord’s Work in the Second Amendment Additional Premises so as to have the same Substantially Completed (as hereinafter defined) on or before the Second Amendment Additional Premises Scheduled Term Commencement Date as determined pursuant to Section 1.1(A)(3) of this Exhibit B, but Tenant shall have no claim against Landlord or the right to deduct or set off against Tenant’s payments to Landlord under the Lease for failure to so complete construction of Landlord’s Work in the Second Amendment Additional Premises on or before such date or any other date.

(B) The “Actual Substantial Completion Date” shall be defined as the date on which the Landlord’s Work in the Second Amendment Additional Premises has been Substantially Completed. “Substantial Completion” and “Substantially Completed” shall each mean the date on which the Landlord’s Work in the Second Amendment Additional Premises has been completed except for so-called “punch-list” items of work and adjustment of equipment and fixtures the incompleteness of which do not cause material interference with Tenant’s use of the Second Amendment Additional Premises for the Permitted Uses. After Substantial Completion, Landlord shall proceed diligently to complete all “punch-list” items within thirty (30) days after the occurrence of Substantial Completion (except for long-lead items or items which can only be performed during certain seasons or weather, which items shall be completed diligently as soon as the season and/or weather permits).

(C) The “Substantial Completion Date” shall be defined as the later to occur of (i) Actual Substantial Completion Date or (ii) the date when permission has been obtained from the applicable governmental authority (which such permission may be evidenced by the signature(s) of the appropriate municipal official(s) on the building permit for the Landlord’s Work in the Second Amendment Additional Premises) to the extent required by law, for occupancy by Tenant of the Second Amendment Additional Premises for the Permitted Uses. Notwithstanding the foregoing, in the event that Landlord is delayed in the performance of Landlord’s Work in the Second Amendment Additional Premises or cannot obtain permission from the applicable governmental authority for the occupancy of the Second Amendment Additional Premises by reason of any Tenant Delay, then the Substantial Completion Date shall be deemed to be the date that Landlord would have achieved the Actual Substantial Completion Date or obtained such governmental permission, but for such Tenant Delay. Tenant agrees that no Tenant Delay shall delay commencement of the Term or the obligation to pay rent, regardless of the reason for such delay or whether or not it is within the control of Tenant or any such employee. Nothing contained in this paragraph shall limit or qualify or prejudice any other covenants, agreements, terms, provisions and conditions contained in the Lease.
(D) When used in this Second Amendment “Landlord’s Force Majeure” shall mean any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorist acts, civil commotions, unusual scarcity of or inability to obtain labor or materials (to the extent that such scarcity or inability is the result of conditions not prevalent in the market, and otherwise unforeseen, as of the date of this Second Amendment), labor difficulties, casualty or other causes reasonably beyond Landlord’s control; provided, however, that in no event shall the financial inability of Landlord or Landlord’s general contractor constitute a cause beyond Landlord’s reasonable control. In order to invoke the Landlord’s Force Majeure provision of this Exhibit B, Landlord must advise Tenant in writing of the alleged Landlord’s Force Majeure within three (3) business days after Landlord becomes aware thereof. Landlord shall use commercially reasonable efforts to mitigate the impact of Landlord’s Force Majeure on the performance of Landlord’s Work in the Second Amendment Additional Premises and Tenant’s use of the Second Amendment Additional Premises, to the extent it is within Landlord’s reasonable ability to do so given the nature of the event giving rise to the Landlord’s Force Majeure.
(E) Landlord shall permit Tenant access for installing Tenant’s trade fixtures in portions of the Second Amendment Additional Premises prior to Substantial Completion when it can be done without material interference with remaining work and with the maintenance of harmonious labor relations. Any such access by Tenant shall be upon all of the terms and conditions of the Lease (other than the payment of Annual Fixed Rent, the Tax Excess, the Operating Cost Excess and payments on account of electricity under Section 5.2 of the Lease with respect to the Second Amendment Additional Premises) and shall be at Tenant’s sole risk, and Landlord shall not be responsible for any injury to persons or damage to property resulting from such early access by Tenant.
(F) If, prior to the date that the Second Amendment Additional Premises is in fact actually Substantially Complete, such Second Amendment Additional Premises is deemed to be Substantially Complete pursuant to the provisions of this Section 1.2 (i.e. and the Second Amendment Additional Premises Commencement Date has therefore occurred), Tenant shall not (except with Landlord’s consent) be entitled to take possession of the Second Amendment Additional Premises for the Permitted Uses until the Second Amendment Additional Premises is in fact actually Substantially Complete.
1.3	Quality and Performance of Work.
(A) All construction work required or permitted by the Lease shall be done in a good and workmanlike manner and in compliance with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities (“Legal Requirements”) and all Insurance Requirements (as defined in Section 9.1 of the Lease). Any work performed by or on behalf of Tenant under the Lease shall be coordinated with any work being performed by or on behalf of Landlord and in such manner as to maintain harmonious labor relations.
(B) Each party authorizes the other to rely in connection with design and construction upon the written approval or other written authorizations on the party’s behalf by any Construction Representative of the party named in Section 1.2 of the Lease or any person hereafter designated in substitution or addition by notice to the party relying. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Tenant acknowledges that Tenant is acting for its own benefit and account and that Tenant will not be acting as Landlord’s agent in performing any work that may be undertaken by or on behalf of Tenant under the Lease, and accordingly, no contractor, subcontractor or supplier of Tenant shall have a right to lien Landlord’s interest in the Property in connection with any such work.
(C) Landlord warrants to Tenant that: (i) the materials and equipment furnished in the performance of the Landlord’s Work in the Second Amendment Additional Premises will be of good quality; (ii) the Landlord’s Work in the Second Amendment Additional Premises will be free from defects not inherent in the quality described in the applicable plans and specifications therefor; and (iii) the Landlord’s Work in the Second Amendment Additional Premises and all components thereof shall be in good working order and condition, consistent with those of Class A office buildings in the Central Suburban 128 Market. Any portion of the Landlord’s Work in the Second Amendment Additional Premises not conforming to the foregoing requirements will be considered defective. Landlord’s warranty hereunder shall not apply to the extent of damage or defect caused by (1) the negligent acts or omissions or the willful misconduct of Tenant, its employees, agents, contractors, sublessees or permitted occupants under Article XII of the Lease (hereinafter, the “Tenant Parties”), (2) improper operation by any of the Tenant Parties, or (3) normal wear and tear and normal usage.
The foregoing warranty with respect to the Landlord’s Work in the Second Amendment Additional Premises shall commence on the date on which Landlord has Substantially Completed Landlord’s Work in the Second Amendment Additional Premises and shall expire on the date which is fifty (50) weeks after the commencement of the warranty on the Landlord’s Work in the Second Amendment Additional Premises (the “Warranty Period respecting the Second Amendment Additional Premises”), and Tenant shall be required to deliver notice to Landlord of any defects prior to the expiration of the Warranty Period respecting the Second Amendment Additional Premises in order to permit Landlord to take action to enforce Landlord’s warranty rights with respect to the Landlord’s Work in the Second Amendment Additional Premises. Landlord agrees that it shall correct any portion of the Landlord’s Work in the Second Amendment Additional Premises which during the Warranty Period respecting the Second Amendment Additional Premises is found not to be in accordance with the warranties set forth in this subsection (C). Landlord shall use commercially reasonable efforts to enforce warranties from its general contractors, subcontractors, vendors and others on Tenant’s behalf.
(D) Except for latent defects which could not reasonably have been discovered during the Warranty Period respecting the Second Amendment Additional Premises despite the exercise of due diligence and except to the extent to which Tenant shall have given Landlord notice of respects in which Landlord has not performed Landlord’s construction obligations under this Exhibit B within the Warranty Period respecting the Second Amendment Additional Premises, Tenant shall be deemed conclusively to have approved Landlord’s construction and shall have no claim that Landlord has failed to perform any of Landlord’s obligations under this Exhibit B.

1.4	Tenant Plan Excess Costs
Notwithstanding anything contained in this Exhibit B to the contrary, it is understood and agreed that Tenant shall be fully responsible for the costs of Landlord’s Work in the Second Amendment Additional Premises over and above the amount of the “Second Amendment Allowance” (as defined below) (the “Tenant Plan Excess Costs”). To the extent, if any, that there are Tenant Plan Excess Costs, Tenant shall pay Landlord, as Additional Rent, within ten (10) business days after billing therefor, from time to time during the performance of the applicable component of the Landlord’s Work in the Second Amendment Additional Premises, in the proportion that Tenant Plan Excess Costs for the Landlord’s Work in the Second Amendment Additional Premises bears to the overall cost of such work (including, without limitation, architectural and engineering fees and tel/data cabling installation costs); provided however, that if the Tenant Plan Excess Costs are the result of a Change Order, then Tenant shall pay all such Tenant Plan Excess Costs to Landlord, as Additional Rent, at the time that Tenant approves such Change Order in accordance with Section 1.1(B)(3) above.

1.5	Special Allowance

Landlord shall provide to Tenant a special allowance equal to the product of (i) $30.00 and (ii) the Rentable Floor Area of the Second Amendment Additional Premises (the “Second Amendment Allowance”). The Second Amendment Allowance shall be used and applied by Landlord solely on account of the cost of Landlord’s Work in the Second Amendment Additional Premises (which shall include the cost of leasehold improvements, architectural and engineering fees and tel/data cabling installation (provided, however, that the amount of the Second Amendment Allowance that may be applied towards the reimbursement of architectural and engineering fees and tel/data cabling installation shall be capped at an amount equal to the product of (x) $5.00 and (y) the rentable floor area of the Second Amendment Additional Premises). In no event shall Landlord’s obligations to pay or reimburse Tenant for any of the costs or Landlord’s Work in the Second Amendment Additional Premises exceed the total Second Amendment Allowance.
Landlord shall be under no obligation to apply any portion of the Second Amendment Allowance for any purposes other than as provided in this Section 1.5. In addition, in the event that (i) Tenant has received notice from Landlord that it is in default of its obligations under the Lease and such default remains uncured or (ii) there are any liens which are not bonded to the reasonable satisfaction of Landlord against Tenant’s interest in the Lease or against the Building or the Site arising out of any work performed by Tenant (it being acknowledged and agreed for these purposes that the Landlord’s Work in the Second Amendment Additional Premises being performed by Landlord shall not be considered “work performed by Tenant”) or any litigation in which Tenant is a party, then, from and after the date of such event (“Event”), Landlord shall have no further obligation to fund any portion of the Second Amendment Allowance and Tenant shall be obligated to pay, as Additional Rent, all costs of the Landlord’s Work in the Second Amendment Additional Premises in excess of that portion of the Second Amendment Allowance funded by Landlord through the date of the Event, subject to reimbursement by Landlord after the condition giving rise to the Event has been cured or otherwise rectified to Landlord’s reasonable satisfaction. Further, the Second Amendment Allowance shall only be applied towards the cost of leasehold improvements and, subject to the limitations set forth above, architectural and engineering fees and tel/data cabling installation. In no event shall Landlord be required to make application of any portion of the Second Amendment Allowance towards Tenant’s personal property, trade fixtures, trade equipment, furniture/furniture fronts or moving expenses or on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant. In the event that the cost of the Landlord’s Work in the Second Amendment Additional Premises are less than the Second Amendment Allowance, Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under the Lease. Tenant acknowledges that any portion of the Second Amendment Allowance which has not been utilized on or before July 1, 2013 shall be forfeited by Tenant. Landlord shall be entitled to deduct the Construction Management Fee referenced in Sections 1.1(E) above from the Second Amendment Allowance. With respect to architectural and engineering fees and tel/data cabling installation costs, Tenant may from time to time request disbursements of the Second Amendment Allowance to pay such costs (or reimburse Tenant for having paid such costs), up to the maximum amounts set forth above, including with its request for payment a summary of the costs incurred and reasonable supporting documentation with respect thereto (which in the case of any payment for which Tenant seeks reimbursement shall include, without limitation, paid invoices, receipts and the like evidencing such payment, as well as lien waivers in recordable form reasonably acceptable to Landlord from all persons who might have a lien as a result of such work). Provided that the conditions to disbursement of the Second Amendment Allowance as set forth in this Section 1.5 have otherwise been satisfied, Landlord shall disburse the requested funds to Tenant within thirty (30) days after Tenant’s request therefor.
If Tenant has satisfied the conditions to disbursement of the Second Amendment Allowance and Landlord fails to disburse the requested funds to Tenant within thirty (30) days of Tenant’s request therefor, and Landlord has not, within ten (10) business days of its receipt of Tenant’s demand, given written notice to Tenant objecting to such demand and submitting the same to arbitration under Section 1.6 below (or if Landlord has timely disputed Tenant’s demand, has submitted such dispute to arbitration in accordance with said Section 1.6 and has thereafter failed to pay Tenant the amount of any final, unappealable arbitration award against Landlord within thirty (30) days after the issuance thereof) then subject to the last sentence of this paragraph, Tenant shall have the right to offset the amount of such sums demanded by Tenant against the Annual Fixed Rent and Additional Rent payable under the Lease until offset in full. Notwithstanding the foregoing, Tenant shall have no right to reduce any monthly installment of Annual Fixed Rent by more than fifteen percent (15%) of the amount of Annual Fixed Rent which would otherwise have been due and payable by Tenant to Landlord, unless the aggregate amount of such deductions over the remainder of the Lease Term (as the same may have been extended) will be insufficient to fully reimburse Tenant for the amount demanded by Tenant, in which event Tenant may effect such offset by making deductions from each monthly installment of Annual Fixed Rent in equal monthly amounts over the balance of the remainder of the Lease Term.

1.6	Fast Track Arbitration
Any controversy, dispute or claim arising under this Exhibit B shall be settled by arbitration in Boston, Massachusetts in accordance with the Expedited Arbitration Rules of the American Arbitration Association as then in effect (unless the parties mutually agree otherwise). The decision rendered by the arbitrator or arbitrators shall be final and conclusive upon Landlord and Tenant. To avail itself of the dispute resolution procedures of this Section 1.6, the party demanding arbitration shall file a written notice of such demand with the other party and with the American Arbitration Association. In connection with resolution of disputes submitted to arbitration hereunder, Landlord and Tenant hereby irrevocably waive any and all rights they may have to resolve such dispute in a manner that is inconsistent with the provisions of this Section 1.6. The costs and administration expenses of each arbitration hereunder shall be borne equally by the parties, and each party shall be responsible for its own attorneys’ fees and expert witnesses’ fees.
In connection with the foregoing, it is expressly understood and agreed that the parties shall continue to perform their respective obligations under the Lease and this Exhibit B during the pendency of any arbitration proceeding hereunder (with any adjustments or reallocations to be made on account of such continued performance as determined by the arbitrator in his or her award).

EXHIBIT C
TENANT PLAN AND WORKING DRAWING REQUIREMENTS
1.	Floor plan indicating location of partitions and doors (details required of partition and door types).
2.	Location of standard electrical convenience outlets and telephone outlets.
3.	Location and details of special electrical outlets, including voltage, amperage, phase and NEMA configuration of outlets.
4.	Reflected ceiling plan showing layout of standard ceiling and lighting fixtures. Partitions to be shown lightly with switches located indicating fixtures to be controlled.
5.	Locations and details of special ceiling conditions, lighting fixtures, speakers, etc.
6.	Location and heat load in BTU/Hr. of all special air conditioning and ventilating requirements and all necessary HVAC mechanical drawings.
7.	Location and details of special structural requirements, e.g., slab penetrations and areas with floor loadings exceeding a live load of 70 lbs./s.f.
8.	Locations and details of all plumbing fixtures; sinks, drinking fountains, etc.
9.	Location and specifications of floor coverings, e.g., vinyl tile, carpet, ceramic tile, etc.
10.	Finish schedule plan indicating wall covering, paint or paneling with paint colors referenced to standard color system.
11.	Details and specifications of special millwork, glass partitions, rolling doors and grilles, blackboards, shelves, etc.
12.	Hardware schedule indicating door number keyed to plan, size, hardware required including butts, latchsets or locksets, closures, stops, and any special items such as thresholds, soundproofing, etc. Keying schedule is required.
13.	Verified dimensions of all built-in equipment (file cabinets, lockers, plan files, etc.).
14.	Location of any special soundproofing requirements.
15.	MEP/FP drawings by an engineer licensed by the Commonwealth of Massachusetts.
16.	All drawings to be uniform size (30” X 42”) and shall incorporate the standard project electrical and plumbing symbols and be at a scale of 1/8” = 1’ or larger.
17.	Drawing submittal shall include the appropriate quantity required for Landlord to file for permit along with four half size sets and one full size set for Landlord’s review and use.
18.	Provide all other information necessary to obtain all permits and approvals for Landlord’s Work.
19.	Upon completion of the work, Tenant shall provide Landlord with two hard copies and one electronic CAD file of updated architectural and mechanical drawings to reflect all project sketches and changes.
20.	All requirements of this Exhibit C are applicable only for areas where renovation or reconfiguration is intended.